Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (No. 333-37578) on Form S-8 of IntegraMed America, Inc. of our report dated June 30, 2009, on the financial statements and supplemental schedule of the IntegraMed America, Inc. 401k Plan which is included in this Annual Report (Form 11-K) as of and for the year ended December 31, 2007.

Edison, New Jersey

June 30, 2009